Exhibit 10.1

Aravive, Inc.

LyondellBasell Tower

1221 McKinney Street, Suite 3200

Houston, Texas 77010

November 5, 2018

Paul Westberg

San Mateo, CA 94403

Dear Paul:

This letter sets forth the substance of the separation and consulting agreement (the “Agreement”) that Aravive, Inc. (the “Company”) is offering to you.

1.Separation. Your last day of work with the Company and your employment termination date will be November 9, 2018 (the “Separation Date”).

2.Accrued Salary and Vacation. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law, whether or not you sign this Agreement.

3.Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA.

4.Separation Benefits. If you timely return this fully signed and dated Agreement to the Company and you comply fully with your obligations hereunder, the Company will provide you with the following separation benefits:

a.A lump sum cash payment of $183,000.00, which is equivalent to six (6) months of your base salary, less required deductions and withholdings;

b.A lump sum cash payment of $76,086.00, which is an amount equal to 150% of the cost of your monthly insurance premium for group health insurance (as in effect in November 2018) multiplied by twelve (12) months, less required deductions and withholdings;

c.Acceleration of vesting of the unvested portion of all of your outstanding equity awards that would otherwise vest solely conditioned on your continued services to the

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Company as if you had remained in service for an additional twelve (12) months as of the termination of the Consulting Period (as defined below);

d. A period of up to twelve (12) months following the termination of the Consulting Period to exercise your outstanding vested options; provided, however, that in no event will your options remain outstanding beyond the date that they would terminate in connection with an acquisition of the Company in which the acquiring or succeeding entity will not assume or continue such options.

The cash payments referred to in paragraphs a. and b. above will be made within fifteen (15) days after the Effective Date (as defined below), and the severance benefits referred to in paragraphs c. and d. above will become effective on the Effective Date.

5.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date. You further expressly acknowledge and agree that you are not entitled to, and will not receive, any severance or other benefits from the Company under the terms of your Employment Agreement with the Company dated February 10, 2011 or under the Company’s October 6, 2017 Severance Benefit Plan.

6.Equity Awards. Except as set forth herein, the vesting of your equity awards will cease as of the termination of the Consulting Period and your right to exercise any vested shares, and all other rights and obligations with respect to your equity awards, will be as set forth in the applicable equity award agreements, grant notices and plan documents.

7.Expense Reimbursements. You agree that, within ten (10) days after the termination of the Consulting Period, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through such date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8.Return of Company Property. Upon or before the termination of the Consulting Period, you agree to return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Your timely return of all such Company documents and other property is a condition precedent to your receipt of the benefits provided under this Agreement.

9.Consulting Services.  As an additional benefit, if you timely return this fully signed and dated Agreement to the Company and allow all of the releases contained herein to become effective, the Company agrees to retain you as a consultant under the terms specified below. The initial consulting relationship commences on the day following the Separation Date and continues until terminated pursuant to the terms set forth below (the "Consulting Period").

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a.Consulting Services. During the Consulting Period, you shall make yourself available to provide your services for approximately eight (8) hours per week but not to exceed fifteen (15) hours per week, upon request by the Company. Your title during the Consulting Period will be Senior Business Advisor to the Chief Executive Officer, and you will report to the Company's Chief Executive Officer. You agree to use your best efforts to provide consulting services in the area of your experience and expertise, including but not limited to, your expertise in corporate development (the "Consulting Services"). You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. During the Consulting Period, you shall abide by the Company's policies and procedures.

b.Consulting Fees. During the Consulting Period, and provided that you remain in compliance with this Agreement and any other agreements with or policies of the Company, you will receive as consulting fees a hourly payment amount of $375.00 (the "Consulting Fees"). The Consulting Fees for each month during the Consulting Period shall be paid within thirty (30) days from the Company's receipt of your invoice. Because you will be performing the Services as an independent contractor, the Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will report the Consulting Fees to taxing authorities as required by law, including reporting the Consulting Fees on a IRS Form 1099. You acknowledge and agree that you will be entirely responsible for  payment of any taxes which may be due with regard to the Consulting Fees, and you hereby indemnify and hold harmless the Company from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fees.

c.Independent Contractor Relationship. During the Consulting Period, your relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. Except as expressly provided in this Agreement, you will not be entitled  to, and will not receive, any benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits.

d.Limitations on Authority. During the Consulting Period, you will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the prior written authorization of an officer of the Company. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized in advance by the Company, in writing, to do so.

e.Other Work Activities. Throughout the Consulting  Period,  you  shall have the right to engage in employment, consulting, or other work relationships in addition to your work for the Company. The Company will make arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not unreasonably interfere with other activities in which you may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company, in writing, before you obtain employment  with,  or perform competitive work for, any business entity that is competitive with the Company,  or engage in any other work activity, or preparation for work activity, competitive with the Company. If you engage in such

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competitive activity without the Company's express written consent, or otherwise materially breach this Agreement, then (in addition to any other rights and remedies available to the Company at law, in equity or by contract), any additional Consulting Fees will cease immediately.

f.Termination of Consulting Period. Without waiving any other rights or remedies, the Company may immediately terminate the Consulting Period at any time and for any reason upon written notice to you. Further, you may terminate the Consulting Period at any time, for any reason, upon ten (10) days’ written notice to the Company. Upon termination of the Consulting Period by either party pursuant to the provisions of this paragraph, the Company will pay only those Consulting Fees earned and consulting-related expenses approved and incurred through the effective date of such termination and, except as set forth herein, will terminate the vesting of your outstanding equity awards.

10.Proprietary Information Obligations. You acknowledge and agree to abide by your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A, during the Consulting Period and thereafter.

11.Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

12.Nondisparagement. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation, or personal reputation, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to your business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry, or request for information when required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or law or regulation.

13.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

14.No Voluntary Adverse Action; Cooperation. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring

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such claims. However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law. Further, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

15.Release of Claims.

a.General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its affiliated, related, parent and subsidiary entities, and each of their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

b.Scope of Release. The Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

c.Excluded Claims/Protected Rights. Notwithstanding the foregoing, the following are not included in the general release: (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party under applicable law or policy of insurance; (ii) any rights you may have to unemployment compensation; (iii) any rights which cannot be waived as a matter of law, including any workers’ compensation claim; and (iv) any claims for breach of this Agreement. In addition, you understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you

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understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

16.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that:  (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

17.Section 1542 Waiver. In granting the release herein, which includes claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

18.Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

19.Dispute Resolution. To ensure rapid and   economical  resolution  of  any disputes which may  arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach  of this Agreement, your employment with the Company, or the termination of your employment from the Company, including but not limited to statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted by JAMS, Inc. ( “JAMS” ) under the then applicable JAMS rules (available upon request and also currently available at  http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding . In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor

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joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall:   (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

20.Miscellaneous. This Agreement, including all Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

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If this Agreement is acceptable to you, please sign and date it below within twenty-one (21) days and send me the fully signed Agreement. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

Sincerely,

ARAVIVE, INC.

By: /s/ Jay P. Shepard

Jay P. Shepard

President and Chief Executive Officer

I have read, understand and agree fully to the foregoing Agreement:

/s/ Paul Westberg11/15/18
Paul WestbergDate

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Exhibit A

proprietary information and inventions agreement

190042129 v3

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